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                                                                   EXHIBIT 11-18

                               DTE ENERGY COMPANY
                      BASIC AND DILUTED EARNINGS PER SHARE
                                 OF COMMON STOCK


                                                 Three Months Ended March 31, 2000
                                               -------------------------------------
                                               (Thousands, except per share amounts)
BASIC:
     Net Income .............................               $116,861
     Weighted average number of common
       shares outstanding (a) ...............                144,508
     Earnings per share of Common Stock
       based on weighted average number
       of shares outstanding ................               $   0.81

DILUTED:
     Net Income .............................               $116,861

     Weighted average number of common
       shares outstanding (a) ...............                144,508
     Incremental shares from assumed exercise
       of options ...........................                     27
                                                            --------
                                                             144,535
                                                            ========
     Earnings per share of Common Stock
       assuming exercise of options .........               $   0.81


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(a)      Based on a daily average.